UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2008

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33915	13-3696170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

235 Second Street San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 344-2000

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Severance Agreements

On January 14, 2008, the Board of Directors of CNET Networks, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board and with the advice of an independent compensation consultant, approved severance agreements with Joseph Gillespie, Executive Vice President, CNET business unit, and certain of its senior management other than the Chief Executive Officer and the Chief Financial Officer (individuals receiving severance agreements are referred to herein as the “Covered Employees”). Each of the severance agreements has a three-year term subject to renewal for four additional one-year periods unless notice of non-renewal is given sixty (60) days prior to the annual renewal date.

The severance agreements for the Covered Employees provide for certain compensation and benefits if a Covered Employee’s employment is terminated in connection with a Change in Control (as defined in the severance agreement), by the Company without Cause (as defined in the severance agreement) or by the Covered Employee for Good Reason. Good Reason is defined as (a) a material reduction in the Covered Employee’s base salary, annual bonus or benefits, (b) an assignment to or removal from the Covered Employee of duties or responsibilities that result in a position that is not an executive level position, (c) a material diminution in the Covered Employee’s duties, authority or scope of responsibilities, (d) the relocation of the Covered Employee’s employment to a location more than thirty (30) miles from its then-present location and more than thirty (30) miles from the Covered Employee’s then-present residence or (e) the failure of a successor in a Change in Control to assume in writing all obligations under the severance agreement. If a Covered Employee’s employment is terminated under such circumstances, the Covered Employee would be entitled to receive a lump sum payment equal to the sum of (i) unpaid base pay, (ii) earned but unpaid annual bonus for periods with respect to which the performance period to earn such bonus has closed, (iii) unused paid vacation or sick pay and unreimbursed business expenses, (iv) any other compensation or benefits which may be owed or provided to the Covered Employee in accordance with any benefit plans or programs of the Company (the benefits referred to in clauses (i)-(iv) are referred to as the “Accrued Obligations”), (v) twelve (12) months of base salary and (vi) an amount equal to the pro rata portion of the annual cash performance bonus for the year in which the termination occurs. In addition, all of the Covered Employee’s equity awards subject to time-vesting under the Company’s equity incentive plans would become fully vested and the Covered Employee’s stock options would become immediately exercisable. The Covered Employee would also be entitled to continuation of medical benefits premiums until the earlier of twelve (12) months following the date of termination or the date that the Covered Employee first becomes eligible to participate in any other medical benefits plan.

The Covered Employees’ severance agreements also provide for certain compensation and benefits if, other than in connection with a Change in Control, a Covered Employee’s employment is terminated by the Company without Cause or by the Covered Employee for Good Reason (defined as clauses (a), (b) and (e) of the preceding paragraph). If a Covered Employee’s employment is terminated under such circumstances, the Covered Employee would be entitled to receive a lump sum payment equal to the sum of the Accrued Obligations and twelve (12) months of base salary. The Covered Employee would also be entitled to continuation of medical benefits premiums until the earlier of twelve (12) months following the date of termination or the date that the Covered Employee first becomes eligible to participate in any other medical benefits plan.

The benefits provided to a Covered Employee by the Company under the severance agreements may be reduced to the amount of benefits the Covered Employee could receive without incurring an excise tax liability imposed by Section 4999 of the Code in the event the benefits provided by the Company to a Covered Employee under the severance agreement or otherwise would otherwise result in the Covered Employee incurring an excise tax liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNET Networks, Inc.

By:	/s/ Andy Sherman
	Name:	Andy Sherman
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: January 14, 2008